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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                               GENZYME CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                                          GENZYME CORPORATION
                                                          One Kendall Square
                                                          Cambridge, MA 02139-1562, U.S.A.
                                                          617 252-7500
  [LOGO]                                                  FAX 617 252-7600
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May 12, 2000

Dear Stockholder:

    The May 25, 2000 Annual Meeting of Stockholders is just a couple of weeks away. This is a reminder to you that if you have not yet voted your proxy, you should do so as soon as possible. Your vote is important to us, and we want to be sure it is received in time to be counted.

    We are requesting your favorable vote on this year's proposals. Proposal 1 is for the re-election of Henri Termeer as a director of the corporation. You can find information regarding Mr. Termeer in pages 6 - 7 of the proxy statement.

    Proposal 2 provides for an amendment to our 1990 Equity Incentive Plan to increase the number of shares of Genzyme Surgical Products Stock available for grant to our employees. We are asking for approval for an additional 175,000 shares of GZSP Stock, for a total of 675,000 authorized shares. Stock options are an important tool for attracting and retaining qualified employees. We have adopted policies to manage this program that help us balance our ability to grant options with stockholder dilution concerns. Specifically, we:

    - restrict the number of options we grant in any year to a percentage of the previous year's ending shares outstanding; and

    - have granted an increasing number of performance-related options. Performance-related options vest based on achieving specific revenue, profitability or stock price goals within relatively short periods of time, consistent with increasing stockholder value.

    Approval of this proposal will enable us to maintain this program at a competitive and appropriate level for the next year. It is explained in more detail in pages 20 - 22 of the proxy statement.

    Proposal 3 is an amendment and restatement of our corporate charter. We are asking for your favorable vote in order to modify the terms of the GZMO, GZSP and/or GZTR Stocks to provide consistency among those tracking stocks, increase operational flexibility and enhance marketability of those series of stock.

    Among the specific changes being proposed to those tracking stocks are:

    - modification of the mandatory exchange provision, intended to make it more likely that, if we sell all or substantially all of a division's assets, stockholders receive a distribution that accurately reflects the value assigned to those assets by a third party purchaser;

    - addition of an optional exchange feature permitting us to "spin off" a division to the division's stockholders; and

    - inclusion in the GZMO and GZTR Stocks of the same provisions already governing the GZSP Stock that could help us to avoid potentially adverse consequences to us or our stockholders should there be imposed any federal laws or regulations taxing the issuance, receipt or holding of tracking stock, or requiring for tax purposes that our tracking stock not be treated solely as stock of the company.
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    Proposal 3 contains several other changes to our tracking stocks and related issues, all described in the proxy statement. For the parts of the amendment that are specific to the GZMO, GZSP or GZTR Stock, adoption requires the favorable vote of a majority of shares outstanding both of that series and of all Genzyme stockholders voting together as one class. If shareholders of a particular series, with that series voting separately, do not approve the charter amendment, then the terms of that series will not be amended. I encourage you to review this information carefully. The proposal, detailed in pages 22 - 28 and in the attached appendix of the proxy statement, also includes a discussion of dissenting stockholders' appraisal rights.

    It is our hope that you will support this year's proxy proposals. There are several methods of voting available to you, which we hope will make the process convenient and fast. You may vote by signing and returning the proxy card which was delivered to you. Your proxy card also includes instructions for voting by phone or on the Internet. You may also vote by accessing our proxy voting web site at http://www.eproxyview.com. This web site provides links for electronic voting, whether you are a registered holder with our transfer agent or hold your shares through a bank or brokerage account. Whatever method you choose, we thank you for participating in this year's proxy process.

Sincerely,

[LOGO]

Susan P. Cogswell
Director, Shareholder Relations